Exhibit 5.1

October 12, 2004

Gold Kist Holdings, Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346

Re:	Form S-8 Registration Statement – 2004 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Gold Kist Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 4,000,000 shares of the Corporation’s Common Stock, $0.01 par value (“Common Stock”), that may be issued pursuant to the Gold Kist Holdings, Inc. Long-Term Incentive Plan (the “Plan”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Plan, the Amended and Restated Certificate of Incorporation of the Corporation, the Amended and Restated By-Laws of the Corporation, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.

Our opinion set forth below is subject to the assumption that the Company will file an Amended and Restated Certificate of Incorporation (the form of which is filed as Exhibit 4.1 to this Registration Statement) with the Secretary of State of Delaware prior to the issuance of any shares of Common Stock pursuant to the Plan.

Based on the foregoing, it is our opinion that the 4,000,000 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Laura G. Thatcher
Laura G. Thatcher
Partner